CITIGROUP INC.

AND

THE BANK OF NEW YORK
(as successor-in-interest to JPMorgan Chase Bank, N.A.)

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 6, 2007

Supplemental to Indenture dated as of September 15, 2006
providing for the issuance of
Junior Subordinated Deferrable Interest Debentures

SECOND SUPPLEMENTAL INDENTURE, dated as of March 6, 2007 (the "Second Supplemental Indenture"), between CITIGROUP INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a national banking association (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee (the "Trustee"), under the Indenture dated as of September 15, 2006 (as supplemented, the "Indenture"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto under the Indenture.

WHEREAS, pursuant to Section 9.01(7) of the Indenture, the Company and the Trustee may enter into a supplemental indenture to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the Company and the Trustee desire to enter into this Second Supplemental Indenture;

NOW, THEREFORE, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

The modifications in this Article One shall have no effect upon any series of Securities Outstanding on the date hereof but shall be applicable only to Securities issued after the date hereof.

Section 1.01. Section 1.1 shall be amended by deleting the definition of "Market Disruption Event" in its entirely and substituting therefor the following:

""Market Disruption Event," means the occurrence or existence of any of the following events or circumstances:

(1) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange but excluding the Federal Reserve) or governmental authority to issue or sell shares of its common stock and such consent or approval has not yet been obtained even though the Company has used commercially reasonable efforts to obtain the required consent or approval;

(2) trading in securities generally on the principal exchange on which the Company's securities are listed and traded (as of the date hereof, the New York Stock Exchange) shall have been suspended or materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, by the relevant exchange or any other regulatory body or by governmental authority having jurisdiction;

(3) an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the reasonable judgment of the Company, would have a material adverse effect on the Company's business or (2) the disclosure relates to a previously undisclosed proposed or pending material development or business transaction, and the Company has a bona fide business reason for keeping the same confidential or the disclosure of which would impede the Company's ability to consummate such transaction, provided that no single suspension period contemplated by this paragraph (iii) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (iii) may not exceed an aggregate of 180 days in any 360-day period;

(4) the Company reasonably believes that the offering document for such offer and sale of securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in paragraph (iii) above) and the Company is unable to comply with such rule or regulation or such compliance is impracticable, provided that no single suspension contemplated by this paragraph (iv) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (iv) may not exceed an aggregate of 180 days in any 360-day period;

(5) there is an adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States and such adverse change materially disrupts or otherwise has a material adverse effect on the issuance, sale or trading of the Company's common stock;

(6) a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States; or

(7) a banking moratorium shall have been declared by federal or state authorities of the United States."

Section 1.02. Section 1.1 shall be amended by deleting the definition of "New Equity Amount" in its entirely and substituting therefor the following:

""New Equity Amount" means, at any date, (i) the net cash proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances), plus (ii) the fair market value of property, other than cash (based on the Current Stock Market Price of common stock issued or delivered for such property), received by the Company during the 180-day period immediately prior to such date in arm's length transactions, from the issuance or sale of shares of (A) the Company's common stock, including treasury shares and shares of common stock sold pursuant to the Company's dividend reinvestment plan and employee benefit plans and (B) the Company's Qualified Warrants."

Section 1.03. Section 1.1 shall be amended by deleting the definition of "Qualified Warrants" in its entirely and substituting therefor the following:

""Qualified Warrants" means warrants for the Company's common stock that (1) have an exercise price greater than the Current Stock Market Price of the Company's common stock on their date of issuance, and (2) the Company is not entitled to redeem for cash and the holders are not entitled to require the Company to repurchase for cash in any circumstances."

Section 1.04. Section 2.3 shall be amended by deleting the eighth paragraph of such section in its entirety and substituting therefor the following:

"The Company shall have the right at any time during the term of the Securities and from time to time to extend the interest payment period of such Securities for up to 40 consecutive quarters (an "Extended Interest Payment Period"), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Securities to the extent that payment of such interest is enforceable under applicable law); provided, that no such Extended Interest Payment Period shall extend beyond the maturity of the Securities; and provided further that during any such Extended Interest Payment Period (a) the Company and any subsidiary of the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) purchases of shares of common stock of the Company pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the Extended Interest Payment Period, including under a contractually binding stock repurchase plan, (iii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, (iv) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) or (v) the purchase of capital stock of the Company in connection with the distribution thereof), and (b) the Company and any subsidiary of the Company will not make any payment of interest, principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by the Company that rank pari passu with or junior to the Securities (other than (i) any payment of current or Deferred Interest on securities that rank pari passu with the Securities that is made pro rata to the amounts due on such securities (including the Securities), provided that any such payments of Deferred Interest are made in accordance with Section 13.5(d) of the Indenture or (ii) any payments of Deferred Interest on securities that rank pari passu with the Securities that, if not made, would give rise to an event of default permitting acceleration of such securities. The foregoing, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Before the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such previous and further extensions thereof shall not exceed 40 consecutive quarters. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due, the Company may commence a new Extended Interest Payment Period. The Company may pay current interest at any time with cash from any source."

Section 1.05. Section 8.3 shall be amended by deleting such section in its entirety and substituting therefor the following:

"If the Company is involved in a business combination where, immediately after the consummation of such business combination, more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then:

(1) any Deferred Interest on the Securities as of the date of consummation of the business combination shall not be subject to the requirements of Section 13.4 and Section 13.5 to the extent that the applicable Extended Interest Payment Period is terminated on the next Interest Payment Date following the date of consummation of the business combination (or, if later, at any time within 90 days following the date of such consummation); and

(2) the Company’s covenant not to, and to not permit its subsidiaries to, purchase any of its common stock for a one year period following the end of an Extended Interest Payment Period that lasts longer than one year as described in Section 13.3 will not apply to any Extended Interest Payment Period that is terminated on the next Interest Payment Date following the date of consummation of the business combination (or, if later, at any time within 90 days following the date of such consummation)."

Section 1.06. Section 13.3 shall be amended by deleting such section in its entirety and substituting therefor the following:

"If with respect to any series of Securities (i) the Company shall exercise its right to defer payments of interest thereon as provided in Section 13.1 or (ii) there shall have occurred any Default, then (a) the Company and any subsidiary of the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) purchases of shares of common stock of the Company pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including under a contractually binding stock repurchase plan, (iii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, (iv) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (v) purchase of the Company's capital stock in connection with the distribution thereof); and (b) the Company and any subsidiary of the Company will not make any payment of interest, principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by the Company that rank pari passu with or junior to the Securities (other than (i) any payment of current or Deferred Interest on securities that rank pari passu with the Securities that is made pro rata to the amounts due on such securities (including the Securities), provided that any such payments of Deferred Interest are made in accordance with Section 13.5(d) or (ii) any payments of Deferred Interest on securities that rank pari passu with the Securities that, if not made, would give rise to an event of default permitting acceleration of such securities), provided, however, that the Company may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid. If any Extended Interest Payment Period lasts longer than one year, unless required to do so by the Federal Reserve and subject to the exceptions listed in clauses (a) and (b) of this Section 13.3, the Company will not, and will not permit any subsidiary to purchase any of its common stock for a one-year period following the payment of all Deferred Interest with the New Equity Amount."

Section 1.07. Section 13.5 shall be amended by deleting paragraphs (b) and (d) in their entirety and substituting therefor the following:

"(b) As used in this Section 13.5, the term “commercially reasonable efforts” means commercially reasonable efforts on the part of the Company to complete the sale of shares of its common stock, including treasury shares, to third parties that are not subsidiaries of the Company. The Company will not be considered to have used its commercially reasonable efforts to effect a sale of stock if it determines not to pursue or complete such sale solely due to pricing or dilution considerations."

"(d) Following the earlier of (i) the Fifth Deferral Anniversary and (ii) the date of any payment of current interest during an Extended Interest Payment Period, the Company shall apply the net proceeds received by it from sales of shares of its common stock, including sales of treasury shares, to the payment of all amounts owing in respect of Deferred Interest, with net proceeds to be paid promptly after receipt until all amounts owing in respect of Deferred Interest have been paid in full. In the event that net proceeds received by the Company from one or more sales of shares of its common stock following such Fifth Deferral Anniversary are not sufficient to satisfy the full amount of Deferred Interest, such net proceeds will be paid to the holders of the Securities in chronological order; provided, that if the Company has outstanding at such time any debt securities ranking pari passu with the Securities under the terms of which the Company is obligated to sell shares of its common stock and apply the net proceeds to payment of deferred interest on such pari passu securities and the Company at such time is required to apply such proceeds to pay deferred interest on such pari passu securities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such deferred interest shall be applied on a pro rata basis to the amounts due on each series of such securities (including the Securities) up to any APM Maximum Obligation, Share Cap Amount or other similar limit then applicable to such series. Notwithstanding the above, the Company shall not be obligated to sell common stock or to apply such net proceeds or any portion thereof to the payment of Deferred Interest during the occurrence and continuation of Market Disruption Event or a Supervisory Event."

ARTICLE TWO

Miscellaneous

Section 2.01 The Trustee accepts the modifications to Section 1.1, Section 2.3, Section 8.3, Section 13.3 and Section 13.5 of the Indenture set forth in this Second Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 2.02 Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall take effect on the date hereof.

Section 2.03 This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

IN WITNESS WHEREOF, each of CITIGROUP INC. and THE BANK OF NEW YORK, as Trustee, has caused this Second Supplemental Indenture to be signed and acknowledged by one of its officers thereunto duly authorized, and its corporate seal to be affixed hereto, and the same to be attested by the signature of its Secretary or one of its Assistant Secretaries, all as of March 6, 2007.

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name: Charles E. Wainhouse
Title: Assistant Treasurer

Attest:

By:	/s/ Michael J. Tarpley

Corporate Seal

THE BANK OF NEW YORK, as Trustee

Date:	By:	/s/ James D. Heaney
Name: James D. Heaney
Title: Vice President

Attest:

By:	/s/ Francine Kincaid

Corporate Seal